Exhibit 99.2
Investor Relations Contact
Jonathan Vaas
Adobe
ir@adobe.com
Public Relations Contact
Ramona Redlingshafer
Adobe
redlings@adobe.com
FOR IMMEDIATE RELEASE
Adobe Outlines Growth Opportunities at Financial Analyst Meeting
Company Announces Incremental $15 Billion Stock Repurchase Program
SAN JOSE, Calif. — Dec. 10, 2020 — Adobe (Nasdaq:ADBE) today will host a virtual financial analyst meeting with investors and financial analysts, together with its fourth quarter fiscal year 2020 earnings conference call. In addition to sharing its financial outlook, Adobe’s executive team will outline the company’s vision, strategies and opportunities across Adobe Creative Cloud, Adobe Document Cloud, and Adobe Experience Cloud. As part of the financial analyst meeting, Adobe is announcing that its total addressable market has expanded to approximately $147 billion by 2023.
“Adobe’s proven ability to create new categories and consistently innovate across our creativity, digital documents and customer experience management businesses enables us to deliver unparalleled customer value,” said Shantanu Narayen, president and CEO, Adobe. “As a result of the strategic moves we’ve made and the digital tailwinds, our addressable market has expanded to approximately $147 billion in 2023.”
Adobe Authorizes $15 Billion Stock Repurchase Program
Adobe also announced its board of directors has approved a new stock repurchase authority, granting the company additional authority to repurchase up to $15 billion in common stock through its fiscal year 2024. Under the program, which is designed to return value to Adobe’s stockholders, offset dilution from stock issuances, and reduce share count over time, the company may repurchase shares in the open market and enter into structured repurchase agreements with third parties. The previous program authorizing the repurchase of up to $8 billion in common stock through fiscal year 2021 is expected to be exhausted in the first half of 2021. The new program is expected to be funded from Adobe’s future cash flows from operations and is incorporated into the company’s fiscal year 2021 financial targets.
“Our ability to increase Adobe’s stock repurchase program while continuing to execute on our long-term priorities demonstrates our commitment to returning value and excess cash to our stockholders,” said John Murphy, executive vice president and CFO, Adobe.
Adobe to Webcast Financial Analyst Meeting
Adobe will webcast its meeting with financial analysts and investors, its fourth quarter fiscal year 2020 earnings conference call, beginning at 8:00 a.m. Pacific Time today. People can access the webcast and slides from this event from the Adobe Investor Relations webpage at www.adobe.com/ADBE. The live video webcast will last approximately three hours and will be archived on Adobe's website for approximately 30 days. There will be no phone dial-in capability.
Forward-Looking Statements Disclosure
This press release contains forward-looking statements, including those related to Adobe’s stock repurchases, cash flow, use of cash, business momentum and strategy, and market expansion, all of which involve risks and uncertainties that could cause actual results to differ materially including but not limited to, risks and uncertainties described in Adobe’s Annual Report on Form 10-K for our fiscal year 2019 ended Nov. 29,

2019, and Adobe's Quarterly Reports on Form 10-Q issued in fiscal year 2020. For further discussion of these and other risks and uncertainties, individuals should refer to Adobe’s SEC filings.
About Adobe
Adobe is changing the world through digital experiences. For more information, visit www.adobe.com.
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© 2020 Adobe. All rights reserved. Adobe, Creative Cloud, Document Cloud, Adobe Experience Cloud and the Adobe logo are either registered trademarks or trademarks of Adobe (or one of its subsidiaries) in the United States and/or other countries. All other trademarks are the property of their respective owners.

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